UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/19/2004

VIE FINANCIAL GROUP INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-11747

DE	226650372
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1114 Avenue of the Americas 22nd Floor
New York, NY 10036
(Address of Principal Executive Offices, Including Zip Code)

212-575-8200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

Sale of Vie Securities, LLC

On November 19, 2004, Vie Financial Group, Inc. (the "Company") completed the sale of Vie Securities, LLC (a registered broker-dealer and a wholly-owned subsidiary of the Company) to Piper Jaffray Companies ("Piper Jaffray") for cash consideration of $15 million. The sale constituted substantially all of the assets of the Company.   The sale was completed pursuant to the September 21, 2004 LLC Membership Interest Purchase Agreement among the Company, Vie Securities and Piper Jaffray, pursuant to which the Company agreed to transfer all of the equity interest of Vie Securities, LLC to Piper Jaffray for $15 million. Piper Jaffray also agreed to loan the Company $1 million, and to forgive the loan upon closing of the sale.

Satisfaction of Senior Secured Notes

In connection with the completion of the sale on November 19, 2004, and pursuant to the September 17, 2004 Repayment Agreement with RGC International Investors, LDC, all obligations of the Company under the 7.5% senior secured note, with an outstanding principal balance of $4,751,876 and accrued interest of $903,114 were satisfied in return for the payment of $1,425,563 out of the proceeds from the transaction.

Concurrently with the completion of the sale of Vie Securities, LLC, on November 19, 2004, all of the $2,727,273 of outstanding principal and $273,784 accrued interest on the senior secured convertible promissory note, dated May 3, 2002, issued by Vie to Optimark Innovations, Inc. was converted into 581,783 shares of our common stock, pursuant to an agreement with Optimark Innovations dated September 27, 2004.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Chief Executive Officer

Also concurrently with the completion of the sale, Dean Stamos resigned as Chief Executive Officer and as a director of the Company. Piper Jaffray hired Mr. Stamos and substantially all of the employees of Vie Securities. The Company will initially continue to employ Daniel Nole, Chief Financial Officer, and Jennifer Andrews, Executive Vice President, Finance, to proceed with the liquidation and winding up of the Company.   There has not been any change other than the resignation of Mr. Stamos in the composition of the Board of Directors at this time.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

VIE FINANCIAL GROUP INC

Date: November 22, 2004.	By:	/s/ Jennifer L. Andrews
Jennifer L. Andrews
Executive Vice President, Finance